STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

First:        The name of the limited liability company is:
Explorer New Build, LLC
Second:    The address of its registered office in the State of Delaware is 2711 Centerville             Road, Suite 400 in the City of Wilmington, 19808. The name of the Registered Agent at such address is Corporation Service Company.
In Witness Whereof, the undersigned has executed this Certificate of Formation this 15 day of May 2013.

By: /s/ JILL A. GUIDICY______
Name:     Jill A. Guidicy
Its:     Authorized Person